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                                   EXHIBIT 12

                             THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (Dollars in Thousands)


                                     Six Months Ended                    Year Ended
                                         June 30,                        December 31,
                                   --------------------        --------------------------------
                                    1995         1994           1994         1993       1992
                                   --------------------        --------------------------------
Net income before income
 taxes                             $ 74,876    $ 48,538        $123,771     $ 66,422   $ 50,593
Add fixed charges:
 Interest expense                   174,721      86,781         222,200      123,853    136,107
 One-third rentals                    1,147         933           2,041        1,387      1,498
                                   --------    --------        --------     --------   --------
  Total fixed charges               175,868      87,714         224,241      125,240    137,605
                                   --------    --------        --------     --------   --------
Net income as adjusted             $250,744    $136,252        $348,012     $191,662   $188,198
                                   --------    --------        --------     --------   --------
Ratio of income to fixed
 charges                               1.43        1.55            1.55         1.53       1.37
                                   ========    ========        ========     ========   ========

Preferred stock dividends
 on a pre-tax basis                $      0    $      0        $      0     $  2,139   $  2,826
  Total combined fixed
  charges and preferred
  stock dividends                  $175,868    $ 87,714        $224,241     $127,379   $140,431
                                   --------    --------        --------     --------   --------
Ratio of income to
combined
 fixed charges and preferred
 stock dividends                       1.43        1.55            1.55         1.50       1.34
                                   ========    ========        ========     ========   ========





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